Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264391

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated April 20, 2022)	SUBJECT TO COMPLETION, DATED APRIL 20, 2022

$1,000,000,000

Class A Common Stock

We are offering $1.0 billion of shares of our Class A common stock, par value $0.001 per share (our “Class A common stock”).

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CVNA.” On April 19, 2022, the last reported sale price of our Class A common stock was $101.77 per share. Based upon an assumed public offering price of $101.77 per share, the last reported sale price of our Class A common stock, we expect to offer 9,826,078 shares hereby.

We have two classes of common stock: Class A common stock and Class B common stock. Holders of the Class A common stock are entitled to one vote per share. Ernest Garcia, II, Ernie Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units” and together with the Class A Units (“LLC Units”)) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock). All other holders of Class B common stock are each entitled to one vote per share. All holders of Class A and Class B common stock vote together as a single class except as otherwise required by applicable law. Holders of the Class B common stock do not have any right to receive dividends or distributions upon the liquidation or winding up of us.

Carvana Co. will contribute its net proceeds from this offering to its wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), that will in turn use such net proceeds to purchase newly-issued Class A Units in Carvana Group. The purchase price for the Class A Units will be equal to 0.8 times the public offering price of the shares of Class A common stock less the underwriting discounts and commissions referred to below. Carvana Group will use the net proceeds it receives in connection with this offering as described under “Use of Proceeds.” Based upon an assumed public offering price of $101.77 per share, the last reported sale price of our Class A common stock, we expect to offer 9,826,078 shares hereby, we expect that, upon completion of this offering, Carvana Co. will own, indirectly through Carvana Sub, 122,279,131 Class A Units representing a 53.5% economic interest in Carvana Group. Although Carvana Co. has an indirect minority economic interest in Carvana Group, Carvana Sub is the sole manager of Carvana Group and, through Carvana Group, operates and controls its business. The other owners of Carvana Group will hold the remaining 106,272,538 LLC Units representing a 46.5% economic interest in Carvana Group, LLC Units are, from time to time, exchangeable for shares of Class A common stock or, at our election, for cash. Carvana Co. is a holding company and its sole asset is the capital stock of Carvana Sub, whose only assets are equity interests in Carvana Group and Carvana, LLC. Immediately following this offering, the holders of Class A common stock will collectively own 100% of the economic interests in Carvana Co. and have 11.5% of the voting power of Carvana Co. The holders of our Class B common stock will have the remaining 88.5% of the voting power of Carvana Co.

	Per share	Total
Public offering price
Underwriting discounts and commissions(1)(2)
Proceeds, before expenses(2)

(1)

See “Underwriting” for a description of the compensation payable to the underwriters. The underwriters will not receive any underwriting discounts or commissions from sales of shares of Class A common stock to the Garcia Parties as described in this prospectus supplement.

(2)	Total amounts reflect the purchase by the Garcia Parties of shares of Class A common stock in this offering, for which no underwriting discounts or commissions will be paid by us.

See “Risk Factors” beginning on page S-8, along with the risk factors incorporated by reference herein, to read about factors you should consider before buying shares of our Class A common stock.

Neither the United States Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of the securities that may be offered under this prospectus supplement, nor have any of these regulatory authorities determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Garcia Parties have indicated an interest in purchasing up to an aggregate of $432.0 million of shares of our Class A common stock offered pursuant to this prospectus supplement in this offering at the public offering price, based on their pro rata ownership. To the extent the Garcia Parties purchase any such shares in this offering, the number of shares available for sale to the public will be reduced accordingly. Because these indications of interest are not binding agreements or commitments to purchase, the Garcia Parties may elect to purchase fewer shares in this offering than they indicated an interest in purchasing. The underwriters will not receive any underwriting discounts or commissions from the sale of shares to the Garcia Parties.

The underwriters expect to deliver the shares on or about                 , 2022.

Citigroup	J.P. Morgan

            , 2022

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference (as described below under the heading “Incorporation of Certain Information by Reference”).

Neither we nor the underwriters have authorized anyone to give any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others give you. In this prospectus supplement, any reference to an applicable prospectus supplement may refer to or include a free writing prospectus, unless the context otherwise requires. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the applicable document.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

If the description of the offering varies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Any statements included the accompanying prospectus or the information incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that statements contained in this prospectus supplement modify or supersede those statements. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

TRADEMARKS AND TRADENAMES

This prospectus supplement includes our trademark and service mark, “Carvana,” which is protected under applicable intellectual property laws and is the property of the issuer or its subsidiaries. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This prospectus supplement and the accompanying prospectus, along with the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the

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Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including the successful completion of the ADESA U.S. Auction Acquisition, as well as information related to the proposed terms of the Financing Transactions (as defined below), the completion and timing of the proposed Financing Transactions and the anticipated use of proceeds from the Financing Transactions. In addition, any statements that refer to other characterizations of future events or circumstances, such as statements about our future financial performance, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We cannot assure you that future developments affecting us will be those that we have anticipated. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and the accompanying prospectus, along with the documents incorporated by reference herein and therein, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, along with the information incorporated by reference, including the more detailed information regarding our company, the Class A common stock being sold by us in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus supplement entitled “Cautionary note regarding forward-looking statements.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” and “our company” refer to and similar references refer to Carvana Co. (“Carvana”) and its consolidated subsidiaries, including Carvana Group, LLC (“Carvana Group”).

Our Company

Carvana is the leading e-commerce platform for buying and selling used cars. We are transforming the used car buying and selling experience by giving consumers what they want—a wide selection, great value and quality, transparent pricing, and a simple, no pressure transaction. Each element of our business, from inventory procurement to fulfillment and overall ease of the online transaction, has been built for this singular purpose.

We provide refreshingly different and convenient experiences for used car buying and selling that can save customers time and money. On our platform, consumers can research and identify a vehicle, inspect it using our patented 360-degree vehicle imaging technology, obtain financing and warranty coverage, purchase the vehicle, and schedule delivery or pick-up, all from their desktop or mobile devices. Alternatively, a customer can obtain a firm offer online for their vehicle by answering a few questions without needing to provide photos or service records. Our transaction technologies and online platform transform a traditionally time consuming process by allowing customers to secure financing, complete a purchase or sale, and schedule delivery or pick-up online in as little as 10 minutes.

Our technology and infrastructure allow us to seamlessly and cost efficiently deliver this experience to our customers. We use proprietary algorithms to optimize our nationally pooled inventory of approximately 89,000 total website units, inspect and recondition our vehicles based on our 150-point inspection process, and operate our own logistics network to deliver cars directly to customers as soon as the next day. Customers in certain markets also have the option to pick up their vehicle at one of our patented vending machines, which provides an exciting pick-up experience for the customer while decreasing our variable costs, increasing scalability and building brand awareness.

The automotive retail industry’s large size, fragmentation, and lack of differentiated offerings present an opportunity for disruption. We have demonstrated that our custom-built business model can capitalize on this opportunity. From the launch of our first market in January 2013 through March 31, 2022, we purchased, reconditioned, sold, and delivered approximately 1 million vehicles to customers through our website, cumulatively generating approximately $29.2 billion in revenue. Our sales have grown as we have increased our market penetration in our current markets and added new markets. As of March 31, 2022, our in-house distribution network services cover 81.0% of the U.S. population, and we plan to continue to expand our population coverage.

Recent Developments

ADESA U.S. Auction Acquisition

On February 24, 2022, we entered into a definitive agreement (the “ADESA Purchase Agreement”) to acquire the U.S. physical auction business of ADESA, Inc. (“ADESA”) from KAR Auction Services, Inc. (“KAR”) for approximately $2.2 billion (the “ADESA U.S. Auction Acquisition”). In connection with the ADESA Purchase Agreement, we also entered into a commitment letter (the “Commitment Letter”) with two financial institutions, each of which is an affiliate of one of the underwriters in this offering, in which such financial institutions agreed to provide Carvana with an aggregate of $3.275 billion of debt financing facilities. We plan to finance the ADESA U.S. Auction Acquisition through the Financing Transactions (as defined below). The Financing Transactions will serve to finance the cash consideration payable pursuant to the ADESA Purchase Agreement, pay certain associated costs and expenses, and provide for certain working capital needs, capital expenditures and general corporate purposes. Our obligation to fund the purchase price of the acquisition is not subject to a financing contingency or condition. The definitive documentation entered into in connection with the Financing Transactions will contain customary conditions, representations and warranties, events of default, and covenants for transactions of this type.

Substantially concurrent with the closing of the ADESA U.S. Auction Acquisition, we anticipate the following will occur:

•

we will issue and sell up to $1.0 billion of shares of Series A Perpetual Preferred Stock (the “Preferred Stock”), par value $0.01 per share (the “Preferred Stock Private Placement”). The terms and conditions of the Preferred Stock and the rights of its holders will be set forth in a Certificate of Designations of Series A Perpetual Preferred Stock of Carvana, and will be filed with the office of the Secretary of State of the State of Delaware; and

•

we will issue and sell up to $2.275 billion in aggregate principal amount of senior unsecured notes (the “Senior Notes”) (the “Senior Notes Offering” and, together with the Preferred Stock Private Placement, the “Financing Transactions”).

Neither of the Financing Transactions is contingent upon the closing of the other Financing Transactions and this offering is not contingent upon the completion of the Financing Transactions. The Financing Transactions may be consummated prior to the consummation of the ADESA U.S. Auction Acquisition. Upon consummation of the offering of the Senior Notes, unless the consummation of the ADESA U.S. Auction Acquisition has occurred at or prior to such time, Carvana will execute and deliver an Escrow Agreement and will deposit, or cause to be deposited, the net proceeds from the Senior Notes Offering into an escrow account for the benefit of the holders of the Senior Notes pending the consummation of the ADESA U.S. Auction Acquisition. To the extent the ADESA U.S. Auction Acquisition is consummated prior to or concurrently with the issuance of the Senior Notes, Carvana may forgo the escrow provisions. If the ADESA U.S. Auction Acquisition is not consummated, the Senior Notes may be subject to redemption.

Recent Operating Results (Preliminary and Unaudited)

We are in the process of finalizing our results as of and for the three months ended March 31, 2022. We have presented below certain preliminary results as of and for the three months ended March 31, 2022, which are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of March 31, 2022 or our results of operations for the three months ended March 31, 2022. This financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our interim financial statements for the three months ended March 31, 2022 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our interim financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary results. These preliminary results are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” and our consolidated financial statements and related notes incorporated by reference in the registration statement of which this prospectus supplement forms a part. EBITDA and EBITDA Margin are supplemental measures that are not calculated and presented in accordance with GAAP. See “—Reconciliation of GAAP to Non-GAAP Financial Measures” for a definition of EBITDA and EBITDA Margin. You will not have an opportunity to review the reviewed financial statements as of and for the three months ended March 31, 2022 prior to making an investment decision with respect to the shares of Class A common stock offered hereby.

Summary of Q1 2022 Results

On April 20, 2022, we announced our financial results for the fiscal quarter ended March 31, 2022, by issuing a letter to our shareholders and a press release. During the three months ended March 31, 2022, while we continued to increase market share rapidly and continued laying the operational, technical, and cultural foundations to buy and sell millions of cars, several external and internal factors impacted our financial results. Some of these impacted the used vehicle industry as a whole (for example, the Omicron variant, used vehicle prices, interest rates and other macroeconomic factors), and others were more specific to Carvana (for example, reconditioning and logistics network disruptions). The impact of these factors on retail unit sold volume was the primary driver of our results in the three months ended March 31, 2022. We generally prepare for sales volume 6-12 months in advance, meaning we built capacity in most of our business functions for significantly more volume than we fulfilled in the three months ended March 31, 2022. With our costs relatively fixed in the short-term, the lower retail unit volume led to higher cost of goods sold per unit (for example, reconditioning and inbound transport costs), leading to lower gross profit per unit (“GPU”), and higher selling, general and administrative (“SG&A”) expenses per unit. These effects combined with rapidly rising interest rates and widening credit spreads led to lower EBITDA margin.

In January 2022, in recognition of Carvana selling its one millionth vehicle, our CEO Ernie Garcia III committed to giving then-current employees 23 shares per employee of his personal stock once they reach their two-year employment anniversary (“Ernie’s One Million Unit Milestone Gift”). Because this gift is Ernie’s personal stock, it does not have a dilutive effect on existing shareholders. However, in accordance with U.S. GAAP the gift will be recorded as share-based compensation expense in our consolidated statement of operations.

All financial comparisons stated below are versus our fiscal quarter ended March 31, 2021, unless otherwise noted. Please see “—Reconciliation of GAAP to Non-GAAP Financial Measures” for a definition of EBITDA Margin and a reconciliation to its most directly comparable GAAP financial measure.

•	Retail units sold totaled 105,185, an increase of 14%

•	Revenue totaled $3.497 billion, an increase of 56%

•	Total gross profit was $298 million, a decrease of 12%

•	Total gross profit per unit was $2,833 (including $76 gift impact), a decrease of $823

•	Total SG&A as a percentage of revenue increased by 3.1%

•	Net loss margin was (14.5%), a decrease from (3.7%)

•	EBITDA margin was (11.6%), a decrease from (1.3%)

•	EBITDA margin includes a (0.8%) impact from Ernie’s One Million Unit Milestone Gift to employees

•	Basic and diluted net loss, per Class A share was $2.89 based on 90.1 million shares of Class A common stock outstanding

Reconciliation of GAAP to Non-GAAP Financial Measures

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by U.S. GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe these metrics are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, which is the most directly comparable U.S. GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
(dollars in millions)	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022
Net (loss) income	$(82)	$45	$(68)	$(182)	$(506)
Depreciation and amortization expense	22	24	26	33	37
Interest expense	30	43	48	55	64
Income tax provision	—	—	—	1	—

EBITDA	$(30)	$112	$6	$(93)	$(405)

Total revenues	$2,245	$3,336	$3,480	$3,753	$3,497

Net (loss) income margin	(3.7)%	1.3%	(2.0)%	(4.8)%	(14.5)%

EBITDA Margin	(1.3)%	3.4%	0.2%	(2.5)%	(11.6)%

THE OFFERING

Class A common stock offered	$1.0 billion of shares

Class A common stock to be outstanding after this offering	99,924,519 shares (based upon an assumed offering price of $101.77 per share, which was the last reported sale price of our Class A common stock on the NYSE on April 19, 2022). If all outstanding LLC Units held by the holders of the LLC Units (the “LLC Unitholders”) were exchanged for newly-issued shares of Class A common stock in accordance with the Exchange Agreement, 174.9 million shares of Class A common stock would be outstanding (based upon an assumed offering price of $101.77 per share, which was the last reported sale price of our Class A common stock on the NYSE on April 19, 2022).

Class B common stock to be outstanding immediately after this offering	82,900,276 shares. Immediately after this offering, the LLC Unitholders will continue to own 100% of the outstanding shares of our Class B common stock.

Ratio of shares of Class A common stock to LLC Units	Carvana Group maintains a four-to-five ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities and subject to adjustment as set forth in the Exchange Agreement, and taking into account Carvana Sub’s 0.1% ownership interest in Carvana, LLC).

Voting	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

LLC Unitholders hold a number of shares of Class B common stock equal to 0.8 times the number of Class A Units held by the LLC Unitholders (other than Carvana Sub). Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of our Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock).

Holders of our Class A and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

We are controlled by the Garcia Parties. Upon completion of this offering (assuming the Garcia Parties purchase $432.0 million of shares of Class A common stock in this offering), the Garcia Parties will control approximately 88.4% of the voting interest in us.

Use of proceeds	We estimate, after giving effect to the purchase of an aggregate of shares of our Class A common stock in this offering by the Garcia Parties on which underwriting discounts and commissions will not be paid, that we will receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and commissions but before deducting estimated offering expenses payable by us.

We intend to contribute the net proceeds to our wholly owned subsidiary, Carvana Sub, that will in turn acquire newly-issued Class A Units in Carvana Group. In turn, Carvana Group intends to apply the net proceeds it receives from us in this offering for general corporate purposes.

See “Use of Proceeds” in this prospectus supplement and “Organizational Structure” in the accompanying prospectus.

Risk factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in our Class A common stock.

NYSE symbol	“CVNA.”

Lock-up agreements	We and each of our executive officers, directors and the Garcia Parties have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of Class A common stock or units until 75 days after the date of this prospectus supplement, except with the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC. See the section titled “Underwriting” for additional information.

The Garcia Parties have indicated an interest in purchasing up to an aggregate of $432.0 million of shares of our Class A common stock in this offering at the public offering price, based on their pro rata ownership. To the extent that the Garcia Parties purchase any such shares in this offering, the number of shares available for sale to the public will be reduced accordingly. Because these indications of interest are not binding agreements or commitments to purchase, the Garcia Parties may elect to purchase fewer shares in this offering than they indicated an interest in purchasing. The underwriters will not receive any underwriting discounts or commissions from the sale of shares to the Garcia Parties. Any shares purchased by the Garcia Parties in this offering will be subject to lock-up restrictions described in the section entitled “Underwriting.”

The number of shares of Class A common stock to be outstanding following this offering is based on 90.1 million shares of Class A common stock outstanding as of April 19, 2022, and unless otherwise indicated, all information in this prospectus supplement:

•	assumes an offering price of $101.77 per share, the last reported sale price of our Class A common stock on the NYSE on April 19, 2022;

•	excludes the shares of Class A common stock that may be issuable upon exercise of redemption and exchange rights held by the LLC Unitholders;

•

excludes 8.7 million shares of Class A common stock reserved for future issuance under our 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) as of April 19, 2022, after considering granted and forfeited awards;

•	excludes 1.3 million shares of Class A common stock issuable upon exercise of options outstanding as of April 19, 2022 with an average exercise price of $79.66 per share;

•	excludes 0.9 million shares of Class A common stock issuable upon vesting and settlement of restricted stock units outstanding as of April 19, 2022;

•	excludes 497,506 shares of Class A common stock reserved for issuance under the Carvana Co. 2021 Employee Stock Purchase Plan (the “ESPP”) as of April 19, 2022;

•	assumes the Garcia Parties have purchased an aggregate of 4,316,537 shares of our Class A common stock in this offering at the public offering price; and

•

assumes total net exchangeable outstanding LLC Units of 106.1 million held by LLC Unitholders other than Carvana Sub, including 103.7 million Class A Units and 2.4 million net exchangeable Class B Units. Net exchangeable Class B Units are calculated based on the product of (x) $101.77 per share, which was the last reported sale price of our Class A common stock on the NYSE on April 19, 2022, multiplied by the exchange ratio of 0.8, less the weighted average participation threshold of the exchangeable Class B Units, and (y) 2.6 million (assuming a share price of $101.77 per share, which was the last reported sale price of our Class A common stock on the NYSE on April 19, 2022) exchangeable Class B Units divided by (z) $101.77 per share, which was the last reported sale price of our Class A common stock on the NYSE on April 19, 2022, multiplied by the exchange ratio.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement, including the risk factors associated with our business included in Item 1A under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings with the SEC, you should carefully consider the following risk factors set forth below before making an investment in our Class A common stock. See “Where You Can Find More Information.” Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Carvana Co. unless the context clearly indicates otherwise.

Risks Related to COVID-19 and our Business

The COVID-19 pandemic is adversely affecting, and could continue to adversely affect, our business, operating results, financial condition and prospects.

The rapid spread of COVID-19 since late 2019 has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures have impacted and may further impact all or portions of our workforce and operations, the behavior of our customers, and the operations of our partners, vendors, and suppliers. In addition to governmental measures, we are also facing increased operational challenges from the need to protect employee health and safety. These challenges have included, and may in the future include, workplace disruptions and restrictions on the movement of people, social distancing guidelines, increased employee absenteeism due to illness and/or quarantine and contact tracing requirements. While the federal and state governments have taken measures to try to contain the COVID-19 pandemic, there is considerable uncertainty regarding such measures and potential future measures. Future restrictions on our access to and utilization of our logistics and distribution network, our corporate offices, our inspection and reconditioning centers, our hubs, our vending machines, and/or our support operations or workforce, or similar limitations for our partners, vendors, or suppliers, and restrictions or disruptions of transportation, could limit our ability to conduct our business and have a material adverse effect on our business, operating results, financial condition and prospects. There is no certainty that measures taken by governmental authorities will be sufficient to mitigate the risks posed by the COVID-19 pandemic, and our ability to perform critical functions could be harmed.

The COVID-19 pandemic has also significantly increased economic and demand uncertainty and has led to disruption and volatility in the global capital markets, which can increase the cost of capital and adversely impact access to capital. It is likely that the COVID-19 pandemic will continue to cause economic distress in certain sectors of the economy, and it is possible that it could cause a global recession. Global inflation also increased during 2021, and is continuing to increase, related to the COVID-19 economic recovery and associated disruptions in global demand, logistics, and labor markets. Decreases in consumer demand could adversely affect the market for used vehicles and, as a result, reduce the number of consumers using our website and mobile application. Consumer purchases of new and used vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Further risks related to negative economic conditions are described in our risk factor below titled “Our business is subject to risks related to the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues.”

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will be determined by the length of time that the pandemic continues, its effect on the demand for our vehicles, our inventory supply chain and distribution, and the capital markets, as well as the effect of governmental regulations imposed in response to the pandemic. We cannot at this time predict the ultimate impact of the COVID-19 pandemic, but it could have a material adverse effect on our business, operating results, financial condition and prospects.

Our business is subject to risks related to the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues.

Decreases in consumer demand could adversely affect the market for used vehicles and, as a result, reduce the number of consumers using our website and mobile application. Consumer purchases of new and used vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. For example, the number of used vehicle sales in the United States decreased from approximately 41.4 million in 2007 to approximately 35.5 million in 2009, according to CNW Research Retail Automotive Summary. Purchases of new and used vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including the COVID-19 pandemic, rising interest rates, rising vehicle prices, the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, increased regulation, increased unemployment, and market volatility related to the conflict in Ukraine. The conflict in Ukraine has and may continue to result in, increased volatility in global oil and gas prices. It may also lead to changes in the availability of certain resources, such as nickel and neon, which may affect the supply of new vehicles, thereby affecting the supply chain and market for used vehicles. This volatility may change consumer car purchasing behaviors, which could materially and adversely affect our business and results of operations. To the extent the conflict in Ukraine adversely affects our business, it may also have the effect of heightening many other risks disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021, any of which could materially and adversely affect our business and results of operations. Increased environmental regulation has also made, and may in the future make, used vehicles more expensive and less desirable for consumers. Our business may also be negatively affected by challenges to the larger automotive ecosystem, including urbanization, global supply chain challenges, military conflicts, and other macroeconomic issues. For example, rideshare services, such as Uber and Lyft, are becoming increasingly popular as a means of transportation and may decrease consumer demand for the used vehicles we sell, particularly if urbanization increases. New technologies such as autonomous driving software also have the potential to change the dynamics of vehicle ownership in the future. Any of the foregoing could have a material adverse effect on our business, operating results, financial condition and prospects.

Risks Related to the ADESA U.S. Auction Acquisition

The closing of this offering is not conditioned on the completion of the ADESA U.S. Auction Acquisition.

The ADESA U.S. Auction Acquisition is subject to a number of conditions which are not within our control. There can be no assurance as to when, or if, the conditions to closing of the ADESA U.S. Auction Acquisition will be satisfied or waived or that other events will not intervene to delay the ADESA U.S. Auction Acquisition or result in the termination of the ADESA Purchase Agreement. This offering is not conditioned on the completion of the ADESA U.S. Auction Acquisition. However, the Senior Notes may be subject to redemption if the ADESA U.S. Auction Acquisition does not close. Therefore, by purchasing shares of our Class A common stock in this offering, you are investing in our company based on our current portfolio and development pipeline, and you recognize that we may not consummate the ADESA U.S. Auction Acquisition or realize the potential benefits therefrom. If the ADESA U.S. Auction Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering. See “Risks Related to the ADESA U.S. Auction Acquisition—The ADESA U.S. Auction Acquisition may not be completed on a timely basis, or at all, and the failure to complete the ADESA U.S. Auction Acquisition could adversely affect our business, operating results, financial condition and prospects.”

We may be unable to successfully integrate the operations of Carvana and the Acquired Business and we may not realize the anticipated synergies and cost savings from our combination. If the ADESA U.S. Auction Acquisition does not achieve its intended results, our business, financial condition and results of operations could be materially and adversely affected.

On February 24, 2022, Carvana Group entered into the ADESA Purchase Agreement to acquire the U.S. physical auction business of ADESA (the “Acquired Business”) from KAR in a carve-out transaction, for approximately $2.2 billion in cash, subject to customary adjustments.

The acquisition of the Acquired Business by Carvana will involve the integration of two businesses that previously operated independently, and the unique business cultures of the two businesses may prove to be incompatible. The anticipated integration of the Acquired Business into the operations of Carvana will be a significant undertaking and will require significant attention from our management team. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, customer and supplier relationships, the disruption of each party’s ongoing businesses, processes, and systems, or inconsistencies in standards, controls, procedures, practices, policies, and compensation arrangements, any of which could adversely affect our ability to achieve the anticipated benefits of the ADESA U.S. Auction Acquisition. Our results of operations could also be adversely affected by any issues attributable to the Acquired Business’s operations that arise or are based on events or actions that occur prior to the closing of the ADESA U.S. Auction Acquisition. We may have difficulty addressing possible differences in corporate cultures and management philosophies between the Acquired Business and us. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization.

Although we expect to achieve certain synergies and cost savings following the consummation of the acquisition, actual acquisition synergies and cost savings could differ materially from our current expectations, and we may need to raise additional capital to fund working capital for the Acquired Business.

These expected synergies and cost savings are based on estimates and assumptions made by us that are inherently uncertain, and are subject to significant business, economic, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. We cannot assure you that we will achieve the full amount of expected synergies and cost savings on the schedule anticipated, or at all, that the actual expenses required to achieve these synergies and cost savings will not materially exceed our current estimates, or that these synergies and cost savings, as well as the integration of two distinct companies’ respective cultures, will not have other adverse effects on our business. Failure to achieve the anticipated benefits of the ADESA U.S. Auction Acquisition could result in increased costs or decreases in the amount of expected revenue and could materially adversely affect our business, operating results, financial condition and prospects.

The assumption of unknown liabilities in the ADESA U.S. Auction Acquisition may harm our financial condition and results of operations.

At the closing of the ADESA U.S. Auction Acquisition, we will assume certain of the Acquired Business’s liabilities, including known and unknown contingent liabilities. If there are significant unknown obligations, or if we incur significant losses arising from known contingent liabilities assumed by us upon closing of the acquisition, the combined company’s business could be materially and adversely affected. We may learn additional information about the Acquired Business that adversely affects the combined company, such as unknown liabilities, or issues that could affect our ability to comply with applicable laws. As a result, we cannot assure you that the ADESA U.S. Auction Acquisition will be successful or that it will not, in fact, harm our business. Among other things, if the Acquired Business’s liabilities are greater than expected, or if there are material obligations of which we are not aware, our business could be materially and adversely affected. If we become responsible for substantial unindemnified or uninsured liabilities, these liabilities may have a material adverse effect on our business, operating results, financial condition and prospects.

We do not currently control the Acquired Business and will not control its business or assets until the consummation of its acquisition.

We do not currently control the Acquired Business and will not control its business or assets until the consummation of the ADESA U.S. Auction Acquisition. While the ADESA Purchase Agreement relating to the ADESA U.S. Auction Acquisition imposes certain limitations on how the Acquired Business manages its business prior to the consummation of the ADESA U.S. Auction Acquisition, we cannot assure you that, prior to the consummation of the ADESA U.S. Auction Acquisition, the Acquired Business will be operated in the same way as it would be under our control.

While the ADESA U.S. Auction Acquisition is pending, we and the Acquired Business will be subject to business uncertainties that could adversely affect our respective businesses.

Our success following the announcement of the ADESA U.S. Auction Acquisition will depend in part upon the ability of us and the Acquired Business to maintain our respective business relationships. Uncertainty about the effect of the ADESA U.S. Auction Acquisition on customers, suppliers, employees, and other constituencies may have a material adverse effect on us and the Acquired Business. For example, in order to source and sell quality vehicles to our customers, we typically rely on a variety of sources, including vehicles purchased directly from consumers, trades from OEMs and other dealers, and vehicles we acquire at wholesale auctions, including from the Acquired Business and its largest competitors. Customers, suppliers, and others who deal with us or the Acquired Business may delay or defer business decisions, decide to terminate, modify or renegotiate their relationships, or take other actions as a result of the ADESA U.S. Auction Acquisition that could negatively affect the revenues, earnings, and cash flows of our company or the Acquired Business, and could, over the long-run, impact marketplace dynamics, including pricing and transaction volumes. If we are unable to maintain these business and operational relationships, our business, operating results, financial condition and prospects could be materially affected.

The ADESA U.S. Auction Acquisition may not be completed on a timely basis, or at all, and the failure to complete the ADESA U.S. Auction Acquisition could adversely affect our business, operating results, financial condition and prospects.

We can provide no assurance that the ADESA U.S. Auction Acquisition will be consummated or consummated on a timely basis. The ADESA U.S. Auction Acquisition is subject to a number of conditions which are not within our control. There can be no assurance as to when, or if, the conditions to closing of the ADESA U.S. Auction Acquisition will be satisfied or waived or that other events will not intervene to delay the ADESA U.S. Auction Acquisition or result in the termination of the ADESA Purchase Agreement.

If the ADESA U.S. Auction Acquisition is not completed, our ongoing business and financial results may be adversely affected, and we will be subject to a number of risks, including the following:

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depending on the reasons for the failure to complete the ADESA U.S. Auction Acquisition, we could be liable for monetary or other damages in connection with the termination or breach of the ADESA Purchase Agreement;

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we have dedicated significant time and resources, financial and otherwise, in planning for the ADESA U.S. Auction Acquisition and the associated integration, of which we would lose the benefit if the ADESA U.S. Auction Acquisition is not completed;

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if the Preferred Stock Private Placement occurs, the Preferred Stock will remain outstanding even if the ADESA U.S. Auction Acquisition is not completed, since, unlike the Senior Notes, the Preferred Stock is not subject to special mandatory redemption in the event the ADESA U.S. Auction Acquisition is not consummated;

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while the ADESA Purchase Agreement is in force, we are restricted from taking certain actions that would reasonably be expected to prevent, materially delay, or materially impede the consummation of the ADESA U.S. Auction Acquisition, which restrictions may adversely affect our ability to execute certain of our business strategies; and

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matters relating to the ADESA U.S. Auction Acquisition may require substantial commitments of time and resources by our management, whether or not the ADESA U.S. Auction Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

In addition, any failure to complete the ADESA U.S. Auction Acquisition could have a material adverse effect on our business, operating results, financial condition and prospects, as well as on our relationships with our customers, suppliers, and employees.

Acquisition accounting adjustments could adversely affect our financial results.

We will account for the completion of the ADESA U.S. Auction Acquisition using the acquisition method of accounting. We will allocate the total estimated purchase price to net tangible assets, amortizable intangible assets, and indefinite-lived intangible assets and assumed liabilities, including deferred revenue, and based on their fair values as of the date of completion of the ADESA U.S. Auction Acquisition, record the excess, if any, of the purchase price over those fair values as goodwill. Differences between preliminary estimates set forth in the historical and pro forma financial information incorporated by reference in this prospectus supplement and the final acquisition accounting may occur, and these differences could have a material impact on the consolidated and combined financial statements and the combined company’s future results of operations and financial position.

The historical non-statutory carve-out and pro forma financial information of the Acquired Business incorporated by reference in this prospectus supplement may not be a reliable indicator of future results.

The historical non-statutory carve-out financial information of the Acquired Business included in this prospectus supplement has been prepared on a carve-out basis, which required certain assumptions and estimates based on accounting data extracted from accounting data books derived from the historical consolidated financial statements of KAR using the Acquired Business’s historical results of operations and the historical basis of its assets and liabilities and allocating various line items to the Acquired Business from these financial statements as if it had been operated as a stand-alone business.

Accordingly, the historical non-statutory carve-out and pro forma financial information of the Acquired Business incorporated by reference in this prospectus supplement has been derived from the historical accounting records of the Acquired Business, and we anticipate that significant changes will occur in the Acquired Business’s cost structure, financing and business operations as a result of our operation of it as part of our larger corporate organization following the ADESA U.S. Auction Acquisition. Such historical and pro forma financial information may therefore not reflect what the Acquired Business’s results of operations, financial position or cash flows would have been had it been a standalone company during the periods presented, or what they would have been had the Acquired Business been operated by us as part of our larger corporate organization during the periods presented, and may not be indicative of what the Acquired Business’s results of operations, financial position or cash flows will be in the future following the ADESA U.S. Auction Acquisition.

Risks Related to Our Liquidity

Our substantial indebtedness could adversely affect our financial flexibility and our competitive position and prevent us from fulfilling our obligations under our credit agreement.

As of March 31, 2022, we had outstanding, on a consolidated basis (1) $2.5 billion aggregate principal amount of our 5.625% senior unsecured notes due 2025 (the “2025 Notes”), our 5.50% senior unsecured notes due 2027 (the “2027 Notes”), our 5.875% senior unsecured notes due 2028 (the “2028 Notes”) and our 4.875% senior unsecured notes due 2029 (the “2029 Notes”), (2) $2.6 billion aggregate principal amount of borrowings under our amended and restated vehicle inventory financing and security agreement with Ally Financial, dated as of September 29, 2020, as amended (the “Floor Plan Facility”) and certain finance receivable facilities, (3) $332 million aggregate principal amount of indebtedness represented by our finance lease agreements between us and providers of equipment financing, (4) $5.0 million aggregate principal amount of indebtedness represented by our promissory note agreements between us and providers of equipment financing, and (5) an outstanding balance of $270 million relating to secured borrowing facility through which we finance certain retained beneficial interests in our securitizations. Also, as of March 31, 2022, we had, on a consolidated basis, $447 million of other long-term debt related to our sale leaseback transactions. In addition, in connection with the anticipated Financing Transactions, we expect to incur additional indebtedness and/or preferred stock, in each case senior to the Class A common stock. See “Prospectus Supplement Summary—Recent Developments.” Our substantial indebtedness could have significant effects on our business. For example, it could:

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make it more difficult for us to satisfy our obligations with respect to our current and future indebtedness, including our 2025, 2027, 2028, and 2029 Notes, the Floor Plan Facility and the notes we intend to issue in the Senior Notes Offering;

•	increase our vulnerability to adverse changes in prevailing economic, industry, and competitive conditions;

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require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, the execution of our business strategy, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our cost of borrowing;

•	restrict us from exploiting business opportunities;

•	place us at a disadvantage compared to our competitors that have fewer debt obligations; and

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limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy, and other general corporate purposes.

We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements, and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry, and competitive conditions and to certain financial, business, economic, and other factors beyond our control.

Despite current indebtedness levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We may incur significant additional indebtedness in the future, and we expect to incur additional indebtedness in connection with the ADESA U.S. Auction Acquisition, including unsecured indebtedness pursuant to the terms of the Commitment Letter. If we are unable to consummate the Financing Transactions on the anticipated terms, or at all, we may need to seek additional financing in order to complete the ADESA U.S. Auction Acquisition. Such additional financing may result in terms that are unfavorable to stockholders and impose restrictions not set forth in this prospectus supplement. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. If we incur secured indebtedness in the future, such secured indebtedness will be effectively senior in right of payment to all of our existing and future unsecured senior indebtedness and the Preferred Stock. Such indebtedness may also be secured by liens on our assets, including the property we are expected to acquire in connection with the ADESA U.S. Auction Acquisition. If new debt is added to our currently anticipated indebtedness levels, including in connection with the ADESA U.S. Auction Acquisition, the related risks that we face could intensify.

We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful, or may harm our business.

Our ability to make scheduled payments or to refinance outstanding debt obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry, and competitive conditions and by financial, business, and other factors beyond our control. Additionally, some of our debt accrues interest at a variable rate that is based on LIBOR or other market rates; if those market rates rise, so too will the amount we need to pay to satisfy our debt obligations. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which would also adversely affect our ability to incur additional indebtedness.

We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants. These alternative measures may not be successful, and we may be unable to meet our scheduled debt service obligations.

In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. We may not be able to consummate these asset sales to raise capital or sell assets at prices and on terms that we believe are fair, and any proceeds that we do receive may not be adequate to meet any debt service obligations then due. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness and, to the extent such indebtedness is secured, foreclose on our assets. In such an event, we may not have sufficient assets to repay our indebtedness. If any of these risks are realized, our business, operating results, financial condition and prospects would be adversely affected.

The phase-out of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, may adversely affect interest rates.

On March 5, 2021, the administrator for LIBOR announced that it will permanently cease to publish most LIBOR settings beginning on January 1, 2022 and cease to publish the overnight, one-month, three-month, six-month, and 12-month LIBOR settings on July 1, 2023. The replacement of LIBOR with an alternative rate or benchmark may adversely affect interest rates and result in higher borrowing costs. This could materially and adversely affect our cash flows and liquidity, as well as our business, operating results, financial condition and prospects. We cannot predict the effect of the discontinuance of LIBOR or the establishment and use of alternative rates or benchmarks. We may need to amend certain contracts or enter into new ones and cannot predict what alternative rate or benchmark would be negotiated. This may result in an increase to our interest expense.

Changes in capital markets could adversely affect our business, sales, results of operations, and financial condition.

Changes in the availability or cost of the financing to support the origination and sale of automotive finance receivables could adversely affect sales and results of operations. Among other programs, we may use securitization programs to fund many automotive finance receivables we originate. Changes in the condition of the securitization market could lead us to incur higher costs to access funds in this market or require us to seek alternative means to finance those originations that could be more expensive, which could have a material adverse effect on our business, operating results, financial condition and prospects.

We may experience greater credit losses or prepayments in any interests we hold in automotive finance receivables than we anticipate.

Until we sell automotive finance receivables, and to the extent we retain interests in automotive finance receivables after we sell them, whether pursuant to securitization transactions or otherwise, we are exposed to the risk that applicable customers will be unable or unwilling to repay their loans according to their terms and that the vehicle collateral securing the payment of their loans may not be sufficient to ensure full repayment. Credit losses are inherent in the automotive finance receivables business and could have a material adverse effect on our results of operations.

We make various assumptions and judgments about the automotive finance receivables we originate and may provide an allowance for loan losses, value beneficial ownership interests, and estimate prepayment rates based on a number of factors.

Although management may establish an allowance for loan losses, value beneficial ownership interests, and estimate prepayment rates based on analysis it believes is appropriate, this may not be adequate. For example, if economic conditions were to deteriorate unexpectedly, additional loan losses not incorporated in the existing allowance or valuation may occur. Losses or prepayments in excess of expectations could have a material adverse effect on our business, operating results, financial condition and prospects.

Our securitizations may expose us to financing and other risks, and there can be no assurance that we will be able to access the securitization market in the future, which may require us to seek more costly financing.

We have securitized, and may in the future securitize, certain of our automotive finance receivables to generate cash. In such transactions, we convey a pool of automotive finance receivables to a special purpose vehicle, typically a trust that, in turn, issues certain securities. The securities issued by the special purpose vehicle are collateralized by the pool of automotive finance receivables. In exchange for the transfer of finance receivables to the special purpose vehicle, we typically receive the cash proceeds from the sale of the securities.

Although we have a demonstrated history of securitizing since 2019, we can give no assurances that we will be able to complete additional securitizations if the securitization markets become constrained. In addition, the value of any securities that we may retain in our securitizations, including securities retained to comply with the Risk Retention Rules (defined below), might be reduced or, in some cases, eliminated as a result of an adverse change in economic conditions or the financial markets. If it is not possible or economical for us to securitize our automobile finance receivables in the future, we would need to seek alternative financing to support our operations and to meet our existing debt obligations, which may be less efficient and more expensive than raising capital via securitizations and may have a material adverse effect on our business, operating results, financial condition, prospects and liquidity.

Risk retention rules may increase our compliance costs, limit our liquidity and otherwise adversely affect our operating results.

Effective as of December 24, 2016, “risk retention” rules promulgated by U.S. federal regulators under the Dodd-Frank Act (the “Risk Retention Rules”) require a “securitizer” or “sponsor” of a securitization transaction to retain, directly or through a “majority-owned affiliate” (each defined in the Risk Retention Rules), in one or more prescribed forms, at least 5% of the credit risk of the securitized assets. For the securitization transactions for which we have acted as “sponsor,” we have sought and will likely continue to seek to satisfy the Risk Retention Rules by retaining a “vertical interest” (as defined in the Risk Retention Rules) through either a majority-owned affiliate (MOA) or directly on our balance sheet. In addition, we have and will likely continue to enter into arrangements to finance or monetize a portion of the retained credit risk in one or more prescribed forms under the Risk Retention Rules.

We have also participated in other structured finance transactions that we have determined are not securitizations requiring risk retention, and accordingly, we have not sought to comply with any Risk Retention

Rules that would be applicable to securitization transactions. The Risk Retention Rules are subject to varying interpretations, and one or more regulatory or governmental authorities could take positions with respect to the Risk Retention Rules that conflict with, or are inconsistent with, the Risk Retention Rules as understood by or interpreted by us, the securitization industry generally, or past or current regulatory or governmental authorities. There can be no assurance that applicable regulatory or governmental authorities will agree with any of our determinations described above, and if such authorities disagree with such determinations, we may be exposed to additional costs and expenses, in addition to potential liability. We have implemented procedures to comply with the Risk Retention Rules (and other related laws and regulations), as currently understood by us. Maintenance and adherence to these procedures may be costly and may adversely affect our business, operating results, financial condition and prospects.

In addition to the costs generated by our efforts to comply with applicable Risk Retention Rules, which may be significant, compliance with any applicable Risk Retention Rules may require capital, which could potentially have been deployed in other ways that could have generated better value. Holding risk retention interests or loans in contemplation of structured financing increases our exposure to the performance of the loans that underlie or are expected to underlie those transactions. Accordingly, although compliance with applicable Risk Retention Rules would be expected to more closely align our incentives with those of the investors in our loans, it is also expected that poor loan performance may have a heightened adverse effect on the value of our shares. This may exacerbate the negative effects of poor loan performance on the value of our shares.

Risks Related to This Offering and Ownership of Our Class A Common Stock

The Garcia Parties control us and will continue to control us following this offering and their interests may conflict with ours or yours in the future.

The Garcia Parties together hold approximately 88% of the voting power of our outstanding capital stock through their beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2022. Immediately following this offering of Class A common stock, the Garcia Parties will together hold approximately 88.4% of the voting power of our outstanding capital stock through their beneficial ownership of our Class A common stock and Class B common stock. The Garcia Parties are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock). Our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. So long as the Garcia Parties continue to beneficially own a sufficient number of shares of Class B common stock, even if they beneficially own significantly less than 50% of the shares of our outstanding capital stock, the Garcia Parties will continue to be able to effectively control our decisions. For example, if the Garcia Parties hold Class B common stock amounting to 25% of our outstanding capital stock, they would collectively control 74% of the voting power of our capital stock.

As a result, the Garcia Parties have the ability to elect all of the members of our Board and thereby effectively control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions. The interests of the Garcia Parties may not in all cases be aligned with your interests.

In addition, the Garcia Parties can determine the outcome of all matters requiring stockholder approval, cause or prevent a change of control of our company or a change in the composition of our Board, and preclude any acquisition of our company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our company and ultimately might affect the market price of our Class A common stock.

In addition, the Garcia Parties may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you. For example, the Garcia Parties could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. The Garcia Parties may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Garcia Parties control and own substantially all interest in DriveTime, which could compete more directly with us in the future. Our amended and restated certificate of incorporation provides that none of the Garcia Parties or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Garcia Parties also may pursue acquisition opportunities that may otherwise be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

For a description of the dual class structure, see the section “Description of Capital Stock” in the accompanying prospectus.

You may be diluted by future issuances of additional Class A common stock or LLC Units in connection with our incentive plans, acquisitions or otherwise, and future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

We may issue additional shares of Class A common stock in several ways:

By the Board. Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock or the consideration of and on the terms and conditions established by our Board in its sole discretion, whether in connection with acquisitions or otherwise.

Under the Exchange Agreement. LLC Unitholders may require Carvana Group to redeem all or a portion of their LLC Units in exchange for, at our election, (1) a cash payment by Carvana Group or (2) newly issued shares of Class A common stock, in each case in accordance with the terms and conditions of the Exchange Agreement. The LLC Operating Agreement authorizes Carvana Group to issue additional LLC Units whether in connection with an acquisition or otherwise. We have entered into a Registration Rights Agreement with certain LLC Unitholders that would require us to register shares issued to them, and we may enter into similar agreements in the future. For more information with respect to the Exchange Agreement, see “Organizational Structure—Exchange Agreement” in the accompanying prospectus.

Under the 2017 Omnibus Incentive Plan. We have reserved 14.0 million shares of Class A common stock for issuance under our 2017 Incentive Plan. As of March 31, 2022 we have granted 3.3 million restricted stock awards and units and options to purchase 2 million shares of Class A common stock to certain consultants, directors, and employees. After considering the granted and forfeited awards, we have 8.7 million shares of Class A common stock available for future issuance under our 2017 Incentive Plan as of March 31, 2022.

Under the Carvana Co. 2021 Employee Stock Purchase Plan. We have reserved 500,000 shares of Class A common stock for issuance under our ESPP. As of March 31, 2022, we have issued 2,494 shares of Class A common stock to certain employees. We have 497,506 shares of Class A common stock available for future issuance under our ESPP as of March 31, 2022.

Any stock that we issue or exchange would dilute the percentage ownership held by the investors who purchase Class A common stock. The market price of shares of our Class A common stock could decline as a result of newly issued or exchanged stock, or the perception that we might issue or exchange stock. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

We and our executive officers and directors and the Garcia Parties, subject to certain exceptions, have agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus supplement (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; or (2) enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. However, these lock-up agreements contain exceptions that permit sales by us or the other lock-up parties under limited circumstances. In addition, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”

A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

Our Class A common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the public offering price.

Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our Class A common stock to fluctuate significantly, including those described elsewhere in this ‘‘Risk Factors’’ section and the documents incorporated by reference in this prospectus supplement, as well as the following:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock or other securities such as this offering or in connection with the Commitment Letter;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war, the current COVID-19 pandemic, the conflict in Ukraine and responses to such events.

As a result, volatility in the market price of our Class A common stock may prevent investors from being able to sell their Class A common stock at or above the initial public offering price or at all. Global markets are experiencing, and will likely continue to experience significant volatility in connection with the COVID-19 pandemic and the conflict in Ukraine. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

Our actual operating results may differ significantly from our guidance.

From time to time, we plan to release earnings guidance in our quarterly earnings conference calls, quarterly earnings releases, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such third parties.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Actual results may vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to place undue reliance upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in the “Risk Factors” section in this prospectus supplement and our most recent Annual Report on Form 10-K, which is incorporated by reference herein, could result in the actual operating results being different from our guidance, and the differences may be adverse and material.

Substantial blocks of our total outstanding shares may be sold into the market. If there are substantial sales of shares of our Class A common stock, the price of our Class A common stock could decline.

The price of our Class A common stock could decline if there are substantial sales of our Class A common stock (including sales of Class A common stock issuable upon exchange of LLC Units), particularly sales by our directors, executive officers, and significant stockholders, or if there is a large number of shares of our Class A common stock available for sale. As of March 31, 2022, we had 90.1 million shares of our Class A common stock outstanding. All the shares of Class A common stock sold in our IPO and various follow-on offerings are available for sale in the public market. Shares held by directors, executive officers and other affiliates are subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. Substantially all of our outstanding securities convertible into or exchangeable or exercisable for shares of our capital stock, including LLC Units are also available to be sold in the public market, except that our directors, executive officers and the Garcia Parties, have entered into lock-up agreements in connection with this offering that will restrict them from selling their shares for an additional 75 days from the date of this prospectus supplement. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, in their sole discretion, may release our stockholders from the restrictive provisions contained in the lock-up agreements entered into in connection with this offering prior to the expiration of such restrictive provisions. See “Underwriting—Lock-Up Agreements.” Certain shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

Certain of our LLC Unitholders have rights, subject to conditions, to require us to file registration statements covering Class A common stock issuable to them upon exchange of their LLC Units. We would be required to include certain Class A common shares in registration statements that we may file for ourselves or our stockholders, subject to lock-up agreements. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Class A common stock available for public trading. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of Class A common stock in the public market or the perception in the market that the holders of a large number of such shares intend to sell their shares.

We do not intend to pay dividends on our Class A common stock for the foreseeable future.

We currently have no intention to pay dividends on our Class A common stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that our Board may deem relevant. Certain of our debt instruments contain, and the Senior Notes we expect to offer as part of the Financing Transactions will contain, covenants that restrict our ability and the ability of our subsidiaries to pay dividends and in the future we may enter into new instruments with similar covenants. In addition, despite our current indebtedness, we may still be able to incur additional debt in the future, and such indebtedness may restrict or prevent us from paying dividends on our Class A common stock. In addition, if the Preferred Stock Private Placement occurs, we expect the Certificate of Designations for the contemplated Preferred Stock will contain restrictions on our ability to pay dividends.

Delaware law and certain provisions in our certificate of incorporation may prevent efforts by our stockholders to change the direction or management of our company.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and our amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including, but not limited to, the following:

•

the Garcia Parties are entitled to ten votes for each share of our Class B common stock they hold of record on all matters submitted to a vote of stockholders for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units were exchanged for Class A common stock);

•	at such time as there are no outstanding shares of Class B common stock, only our Board may call special meetings of our stockholders;

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	we require advance notice and duration of ownership requirements for stockholder proposals.

Our amended and restated certificate of incorporation also contains a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law (the “DGCL”), and prevents us from engaging in a business combination with a person (excluding the Garcia Parties and their transferees) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained prior to the acquisition. See “Description of Capital Stock—Anti-Takeover Provisions” in the accompanying prospectus. These provisions could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board or to initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see “Description of Capital Stock” in the accompanying prospectus.

With limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

Pursuant to our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. The forum selection clause in our certificate may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

We expect to issue shares of Preferred Stock in the Preferred Stock Private Placement and we may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock, including the Preferred Stock we expect to issue in the Preferred Stock Private Placement as part of the Financing Transactions, could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The Preferred Stock if issued and the potential issuance of preferred stock in the future may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

If either or both of the Preferred Stock Private Placement and Senior Notes Offering are completed, the holders of our Preferred Stock and Senior Notes will have rights that are senior to the rights of holders of our Class A common stock and the documents governing our Preferred Stock and Senior Notes will include certain restrictive covenants.

In connection with the Financing Transactions, we intend to issue up to $1.0 billion of Preferred Stock to third party investors and up to $2.275 billion aggregate principal amount of Senior Notes. If either or both of the Preferred Stock Private Placement and the Senior Notes Offering are consummated, we expect that in the event of our bankruptcy, dissolution or liquidation, the holders of our Preferred Stock and Senior Notes must be repaid in full, plus accrued dividends and accrued interest, before any distributions can be made to the holders of our Class A common stock. As a result of these superior rights relative to our Class A common stock, the right of holders of our Class A common stock to receive distributions from us may be diluted and may be limited. Additionally, we also expect that the Certificate of Designations for our Preferred Stock and the indenture governing the Senior Notes will limit our ability to make certain restricted payments, including dividends, that could also affect the holders of our Class A common stock.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

As a public reporting company, we are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require that, among other things, we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. Our management team, including our chief executive officer and chief financial officer, has limited experience managing a publicly traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies.

In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our independent registered public accounting firm can attest in our Annual Report on Form 10-K as to the effectiveness of our internal control over financial reporting, and in future annual reports. Under this law, we have been required and will continue to be required to document and make significant changes to our internal control over financial reporting.

If our senior management is unable to conclude that we have effective internal control over financial reporting or to certify the effectiveness of such controls; if our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting; or if material weaknesses in our internal control over financial reporting is identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our results of operations and financial condition.

Negative research about our business published by analysts or journalists could cause our stock price to decline. A lack of regularly published research about our business could cause trading volume or our stock price to decline.

The trading market for our Class A common stock depends in part on the research and reports that analysts and journalists publish about us or our business. If analysts or journalists publish inaccurate or unfavorable research about our business, our stock price would likely decline. If we fail to meet the expectations of analysts for our operating results, or if the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities, as the short seller expects to pay less in the covering purchase than it received in the sale. It is therefore in the short seller’s interest for the price of the stock to decline, and some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, often involving deliberate misrepresentations of the issuer’s business prospects and similar matters calculated to create negative market momentum.

As a public entity in a highly digital world, we have been and in the future may be the subject of so-called “fake news,” a type of yellow journalism constructed to look legitimate while consisting of intentional misinformation and misrepresentations deliberately propagated by profiteering short sellers seeking to gain an illegal market advantage by spreading false information concerning our business, financing arrangements and affiliates. In the past, the publication of intentional misinformation concerning us by a disclosed short seller could be associated with the selling of shares of our common stock in the market on a large scale, resulting in a precipitous decline in the market price per share of our common stock. In addition, the publication of intentional misinformation may also result in lawsuits, the uncertainty and expense of which could adversely impact our business, financial condition and reputation.

While utilizing all available tools to defend ourselves and our assets against fake news, there is limited regulatory control, making fake news an ongoing concern for any public company. While we move forward in our business development strategies in good faith, there are no assurances that we will not face more fake news or similar tactics by bad actors in the future, and the market price of our common stock may decline as a result of their actions or the action of other short sellers.

USE OF PROCEEDS

We estimate, after giving effect to the purchase of an aggregate of                      shares of our Class A common stock in this offering by the Garcia Parties on which underwriting discounts and commissions will not be paid, that we will receive net proceeds from this offering of approximately $                 million, after deducting the underwriting discounts and commissions but before deducting estimated offering expenses payable by us. We intend to contribute the net proceeds from this offering to our wholly owned subsidiary, Carvana Sub, that will in turn use such net proceeds to acquire newly-issued Class A Units in Carvana Group at a purchase price per Class A Unit based on the applicable public offering price, less underwriting discounts and commissions payable by us. In turn, Carvana Group intends to use the net proceeds for general corporate purposes and to pay any costs, fees and expenses incurred by it in connection with this offering.

We expect these general corporate purposes to include funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. At this time, we have not specifically identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The principal purpose of this offering is to obtain additional capital to fund our operations and growth.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Additionally, because we are a holding company, our ability to pay dividends on our Class A common stock may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us. In addition, if the Preferred Stock Private Placement occurs, we expect the Certificate of Designations for the Preferred Stock will contain restrictions on our ability to pay dividends. Any future determination to pay dividends on our Class A common stock will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, including the indenture governing our Senior Notes, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATION FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock to a non-U.S. holder (as defined below) that purchases shares of our Class A common stock in this offering. This discussion applies only to a non-U.S. holder that holds our Class A common stock as a capital asset, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended from time to time, which we refer to as the “Code.” For purposes of this discussion, a “non-U.S. holder” means any beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual citizen or resident of the U.S., as defined for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Such an individual is urged to consult his or her own tax advisor regarding his or her status as a resident alien for U.S. federal income tax purposes under these rules and the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock. In the case of a beneficial owner that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in our Class A common stock, then you should consult your tax advisor.

This discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe herein. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax (such as U.S. federal estate and gift tax laws or the Medicare tax on certain investment income) or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the United States;

•	financial institutions;

•	insurance companies;

•

an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or a partner in a partnership or a beneficial owner of a pass-through entity or arrangement that holds our Class A common stock);

•	a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services;

•	brokers, dealers or traders in securities, commodities or currencies;

•	traders that elect to mark–to–market their securities for U.S. federal income tax purposes;

•	persons who hold our Class A common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	controlled foreign corporations or passive foreign investment companies; and

•	tax exempt organizations.

Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF NON-U.S., STATE OR LOCAL LAWS, AND TAX TREATIES.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our Class A common stock (or that we engage in certain transactions that are treated as distributions with respect to Class A common stock), any such distribution or transaction will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis at applicable individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our Class A common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among your shares of Class A common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of Class A common stock that is taxed to you as described below under the heading “Gain on Disposition of Class A Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amounts of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS

Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

If you are a non-U.S. holder (including for this purpose, a partnership) and not an individual, you may be subject to a 30% withholding under FATCA even if you are eligible to claim the benefits of a tax treaty if certain information reporting rules are not complied with, as discussed below under “—FATCA”

Gain on Disposition of Class A Common Stock

Subject to the discussions below of the backup withholding tax and FATCA withholding, you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our Class A common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the U.S., and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

If you are a person described in the first bullet point above, you generally will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty). If you are an individual described in the second bullet point above, you generally will be subject to a flat 30% tax on the gain derived from the sale (unless an applicable tax treaty provides otherwise), which may be offset by U.S.-source capital losses. With respect to the third bullet point above, we believe that we are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain in respect of our Class A common stock as long as our Class A common stock is traded on an established securities market and such non-U.S. holder actually or constructively owned no more than 5% of our Class A common stock during the specified testing period. The NYSE on which our Class A common stock is currently traded is an established securities market for these purposes.

Information Reporting and Backup Withholding

The applicable withholding agent must file information returns with the IRS in connection with dividends paid to you on shares of our Class A common stock. The IRS may make this information available to the tax authorities in the country in which you are resident. In addition, you may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on shares of Class A common stock, unless, generally, you certify under penalties or perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our Class A common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting and may be subject to backup withholding, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of dividends from our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Initially, in addition to applying to payments of dividends, the FATCA rules applied to the gross proceeds from the sale or other disposition (including a retirement or redemption) of our Class A common stock if such sale or other disposition occurred after December 31, 2018. However, under proposed IRS regulations, the FATCA rules will not apply to the gross proceeds from the sale of other disposition of equity or debt instruments (including our Class A common stock)—those rules have, in effect, been repealed. In the preamble to the proposed regulations, the IRS provided that taxpayers may rely upon this repeal until the issuance of final regulations.

The FATCA withholding tax will apply to all withholdable payments made to a nonexempt foreign financial institution or nonfinancial foreign entity, regardless of whether such institution or entity is the beneficial owner of such payment or an intermediary and without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from, or reduction of, withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If there is FATCA withholding, beneficial owners that are not foreign financial institutions and are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any. We will not pay additional amounts to beneficial owners of our Class A common stock in respect of any amounts withheld.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE TAX LAWS.

UNDERWRITING

We and the underwriters named below, for whom Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective numbers of shares of Class A common stock appearing opposite their names in the table below:

Underwriters	Number of Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The shares of Class A common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock offered by this prospectus supplement if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Indications of Interest

The Garcia Parties have indicated an interest in purchasing up to an aggregate of $432.0 million of shares of our Class A common stock, offered pursuant to this prospectus supplement in this offering at the public offering price. To the extent that the Garcia Parties purchase any such shares in this offering, the number of shares available for sale to the public will be reduced accordingly. Because these indications of interest are not binding agreements or commitments to purchase, the Garcia Parties may elect to purchase fewer shares in this offering than they indicated an interest in purchasing. The underwriters will not receive any underwriting discounts or commissions from our sales of shares to the Garcia Parties.

Discounts and Commissions

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at that price less a concession of not more than $         per share. After the initial offering, the public offering price and concession to dealers may be changed.

The following table summarizes the underwriting discounts and commissions and the proceeds, before expenses, payable to us, both on a per share basis and in total:

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	Total amounts reflect the purchase by the Garcia Parties of shares in this offering, for which no underwriting discounts or commissions will be paid.

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $                                             . The underwriters have agreed to reimburse us for a portion of our out-of-pocket expenses associated with the offering.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors and executive officers and the Garcia Parties, have agreed, subject to specified exceptions, that, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, we and they will not, during the period from the date of the filing of the preliminary prospectus supplement filed in connection with this offering through and including the date that is the 75th day after the date of this prospectus supplement (the “restricted period”), directly or indirectly:

•

issue (in the case of us), offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, including units;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•

enter into any swap or other agreement, arrangement, hedge, hedging or other transaction or arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, including units;

whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock, units or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

The restrictions in the immediately preceding paragraph will be subject to a number of limited exceptions, including: (1) certain transfers by will or by intestate succession; (2) gifts not requiring a filing under Section 16(a) of the Exchange Act; (3) certain transfers to partners or members of a partnership or limited liability company not requiring a filing under Section 16(a) of the Exchange Act; (4) transfers by operation of law not requiring a filing under Section 16(a) of the Exchange Act or, to the extent such a filing is required, the relevant filing states the transfer was pursuant to operations of law; (5) in any exchange of units and a corresponding number of shares of our Class B common stock into or for shares of our Class A common stock; (6) pursuant to a third party tender offer or a merger involving a change of control of us occurring after this offering that has been approved by our board of directors; (7) pursuant to the exercise of options to purchase common stock under stock option or incentive plans disclosed in this prospectus supplement; (8) transfers to us pursuant to the “cashless” exercise of options or for satisfying any withholding taxes; (9) transfers to us in connection with the termination of service of an employee; (10) the establishment of a trading plan meeting the requirements of Rule 10b5-l under the Exchange Act (a “10b5-l plan”); provided that no sales under any such 10b5-l plan occur during the restricted period; (11) and any sale, transfer or other disposition pursuant to any 10b5-l plan existing on the date hereof, provided that to the extent a public filing under the Exchange Act is required in connection with such sale, transfer or other disposition, such filing shall include a statement to the effect that the sale, transfer or other disposition was made pursuant to such existing 10b5-l plan; (12) with respect to certain entities associated with Ernest Garcia, II, any capital stock which was pledged as collateral to secure the obligations of such entities pursuant to the margin loan agreement entered into by such entities on September 21, 2018; and (13) with respect to us, (a) the issuance of Class A common stock to the underwriters pursuant to this offering, (b) the issuance of shares and options to purchase shares of Class A common stock pursuant to certain equity incentive plans, (c) the issuance of Class A common stock upon exercise of stock options issued under certain equity incentive plans or upon the vesting, exercise or conversion of warrants or convertible securities and (d) the issuance of up to 10% of the number of shares of Class A common stock outstanding as of the closing date of this public offering in connection with an acquisition or business combination.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements. Any determination to release any shares or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CVNA.”

Stabilization

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Class A common stock in the open market to stabilize the price of our Class A common stock, so long as stabilizing bids do not exceed a specified maximum. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Class A common stock in this offering if the underwriting syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock.

The foregoing transactions, if commenced, may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock.

The foregoing transactions, if commenced, may be effected on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our Class A common stock.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and/or their respective affiliates are parties to the Commitment Letter. Your purchase of shares in this offering may facilitate the sale of any securities of ours that may be issued pursuant to the Commitment Letter. Certain of the underwriters may act as initial purchasers and/or placement agents in connection with the anticipated Financing Transactions. In addition, certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the Class A common stock may not be offered or sold, directly or indirectly, and neither of this prospectus supplement nor any other offering material or advertisements in connection with the Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell Class A common stock offered by this prospectus supplement in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019/1234, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of Class A common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of Class A common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of Class A common stock in Switzerland.

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares will not be listed on the

SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

Neither this prospectus supplement nor the accompanying prospectus:

•	constitutes a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and nor will be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or the accompanying prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has acknowledged that neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Some of the partners of Kirkland & Ellis LLP are investors in, or are partners in partnerships that are investors in, the issuer of Class A common stock in this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of ADESA US AUCTION as of and for the year ended December 31, 2021, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this prospectus supplement certain documents that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2021 filed on February  24, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March  23, 2022 (as supplemented by the Proxy Statement Supplement filed on March 24, 2022), that we incorporate by reference in such Annual Report);

•

our Current Reports on Form 8-K filed on February  3, 2022, February 24, 2022 (with respect to Items 1.01 and 9.01 only) as amended by the Current Report on Form 8-K/A filed on February 25, 2022 (with respect to Items 1.01 and 9.01 only) and as further amended by the Current Report on Form  8-K/A filed on April 20, 2022, and March 22, 2022; and

•	the description of our Class A common stock set forth in Exhibit 4.9 of our Annual Report on Form 10-K for the year ended December 31, 2021.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Notwithstanding the statements in the foregoing paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated by reference in this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Attn: Investor Relations Department

Phone: (480) 719-8809

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement is accompanied by a base prospectus, which is part of the registration statement, but the base prospectus does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. We will provide, without charge, upon written request or oral request, a copy of any or all of the documents incorporated by reference (excluding exhibits unless an exhibit has been specifically incorporated by reference) that are exhibits to the Registration Statement. Such requests should be directed to Carvana Co. at 1930 W. Rio Salado Parkway, Attn: Investor Relations Department, Attn: Investor Relations Department.

PROSPECTUS

Carvana Co.

Class A Common Stock

We may offer and sell shares of Class A common stock, par value $0.001 per share, from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “CVNA.”

We have two classes of common stock: Class A common stock and Class B common stock. Holders of the Class A common stock are entitled to one vote per share. Ernest Garcia, II, Ernest Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units” and together with the Class A Units (“LLC Units”)) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock). All other holders of Class B common stock are each entitled to one vote per share. All holders of Class A and Class B common stock vote together as a single class except as otherwise required by applicable law. Holders of the Class B common stock do not have any right to receive dividends or distributions upon the liquidation or winding up of Carvana Co.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Investing in our Class A common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” in the applicable prospectus supplement and under similar headings in other documents incorporated by reference in this prospectus and such prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the shares of Class A common stock described in this prospectus. As allowed by the SEC’s rules, this prospectus provides a general description of our Class A common stock. Each time we sell Class A common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus or any associated “free writing prospectus.” We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. In this prospectus, any reference to an applicable prospectus supplement may refer to a “free writing prospectus,” unless the context otherwise requires. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document.

We urge you to read carefully this prospectus and any accompanying prospectus supplement, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Documents By Reference,” before deciding whether to invest in the Class A common stock being offered.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “Carvana” and “our company” refer to and similar references refer to Carvana Co. and its consolidated subsidiaries, including Carvana Group, LLC and its subsidiaries (“Carvana Group”).

COMPANY OVERVIEW

Carvana is the leading e-commerce platform for buying and selling used cars. We are transforming the used car buying and selling experience by giving consumers what they want—a wide selection, great value and quality, transparent pricing, and a simple, no pressure transaction. Each element of our business, from inventory procurement to fulfillment and overall ease of the online transaction, has been built for this singular purpose.

We provide refreshingly different and convenient experiences for used car buying and selling that can save customers time and money. On our platform, consumers can research and identify a vehicle, inspect it using our patented 360-degree vehicle imaging technology, obtain financing and warranty coverage, purchase the vehicle, and schedule delivery or pick-up, all from their desktop or mobile devices. Alternatively, a customer can obtain a firm offer online for their vehicle by answering a few questions without needing to provide photos or service records. Our transaction technologies and online platform transform a traditionally time consuming process by allowing customers to secure financing, complete a purchase or sale, and schedule delivery or pick-up online in as little as 10 minutes.

We were incorporated in Delaware on November 29, 2016. Our Class A common stock is listed on the NYSE under the symbol “CVNA.” Our principal executive office is located at 1930 W. Rio Salado Parkway, Tempe, Arizona 85281, and our telephone number is (480) 719-8809. Our website address is www.carvana.com. This website address is not intended to be an active link, and information on, or accessible through, our website should not be construed to be part of this prospectus.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time by our subsequent filings with the SEC, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus and the accompanying prospectus supplement. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, along with the documents incorporated by reference in this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to other characterizations of future events or circumstances, such as statements about our future financial performance, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We cannot assure you that future developments affecting us will be those that we have anticipated. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” in this prospectus and the applicable prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and any subsequent periodic reports we file with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, along with the documents incorporated by reference herein, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

Unless indicated otherwise in any applicable prospectus supplement, we intend to contribute the net proceeds from the sale of shares of Class A common Stock offered by us under this prospectus and any related prospectus supplement to our wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), that will in turn use such net proceeds to acquire newly-issued Class A Units in Carvana Group at a purchase price per Class A Unit based on the applicable public offering price, less any applicable underwriting discounts and commissions. In turn, Carvana Group intends to use the net proceeds for general corporate purposes, which may include, but are not limited to, funding working capital, capital expenditures, operating expenses, repayment of existing indebtedness and the selective pursuit of business development opportunities, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. Additional information on the use of net proceeds from the sale of shares of Class A common stock that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

ORGANIZATIONAL STRUCTURE

Overview

Carvana Co. is a Delaware corporation formed to serve as a holding company that holds an indirect interest in Carvana Group through its wholly owned subsidiary, Carvana Sub. Carvana Sub is a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. Neither Carvana Co. nor Carvana Sub engaged in any business or other activities other than in connection with their formation prior to Carvana Co.’s initial public offering (the “IPO”). Carvana Co.’s. sole asset is the capital stock of its wholly owned subsidiary, Carvana Sub, whose only assets are a membership interest in Carvana Group and a 0.1% ownership interest in Carvana, LLC, and operates and controls all of the business and affairs and consolidates the financial results of Carvana Group. The operating agreement of Carvana Group provides for two classes of common ownership interests in Carvana Group (one held by certain employees and consultants subject to vesting and a participation threshold, and one held by the other Carvana Group owners, including the Garcia Parties and Carvana Sub). We, Carvana Sub and holders of the LLC Units (the “LLC Unitholders”) are also parties to an exchange agreement (the “Exchange Agreement”) under which each LLC Unitholder (and certain permitted transferees thereof) may (subject to the terms of the Exchange Agreement) exchange their LLC Units for shares of our Class A common stock. To the extent such owners also hold Class B common stock, they will be required to deliver to Carvana Sub a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased.

The following diagram depicts our organizational structure. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

Shares of Class A common stock and Class B common stock vote as a single class. Each outstanding share of Class A common stock is entitled to one vote on all matters to be voted on by stockholders generally. The shares of Class B common stock have no economic rights. Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally for so long as the Garcia Parties maintain direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the Class A Units and Class B Units were exchanged for Class A common stock). All other shares of our Class B common stock entitle their holder to one vote per share on all matters to be voted on by stockholders generally. In accordance with the Exchange Agreement, LLC Unitholders are entitled to exchange LLC Units, together with shares of Class B common stock in the case of certain Class A Units, for shares of Class A common stock determined in accordance with the Exchange Agreement or, at our election, for cash.

Incorporation of Carvana Co.

Carvana Co. was incorporated in Delaware on November 29, 2016. Our amended and restated certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate authorizes shares of undesignated preferred stock (including our Class A Convertible Preferred Stock), the rights, preferences and privileges of which may be designated from time to time by our Board. Our Class A common stock, Class B common stock and Class A Convertible Preferred Stock have the terms described in “Description of Capital Stock.”

Amended and Restated Operating Agreement of Carvana Group

The operations of Carvana Group, and the rights and obligations of the LLC Unitholders, are set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Carvana Group, LLC, which we refer to as the “LLC Operating Agreement.”

Manager. Our wholly owned subsidiary, Carvana Sub, is a member and the sole manager of Carvana Group. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of Carvana Group without the approval of any other member, unless otherwise stated in the LLC Operating Agreement. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Carvana Group and the day-to-day management of Carvana Group’s business. Pursuant to the LLC Operating Agreement, Carvana Sub cannot be removed, under any circumstances, as the sole manager of Carvana Group except by our election.

Compensation. Carvana Sub is not entitled to compensation for our services as manager. We and Carvana Sub are entitled to reimbursement by Carvana Group for fees and expenses incurred on behalf of Carvana Group, including all expenses associated with this offering and maintaining our corporate existence.

Recapitalization. The LLC Operating Agreement provides for the Class A Units and Class B Units, which we refer to collectively as the “LLC Units.” The LLC Operating Agreement also reflects unlimited authorized LLC Units. Each LLC Unit entitles the holder to a pro rata share of the net profits and net losses and distributions of Carvana Group. Holders of LLC Units have no voting rights, except as expressly provided in the LLC Operating Agreement.

Distributions. The LLC Operating Agreement requires that tax distributions be made by Carvana Group to its members. Tax distributions generally will be made quarterly (i) to each member of Carvana Group holding non-convertible preferred units (currently only Carvana Sub), on a pro rata basis, based on the net taxable income of Carvana Group allocable to the holder of such convertible preferred units, (ii) to each member of Carvana Group holding Class A Units, including us, on a pro rata basis, based on the net taxable income of Carvana Group, and (iii) to each member of Carvana Group holding Class B Units, based on such member’s allocable share of the net taxable income of Carvana Group, in each case calculated at an assumed tax rate. Tax distributions made in respect of the convertible preferred units will be calculated at the assumed tax rate that is determined to be sufficient for Carvana Sub to pay its actual, current income tax obligations with respect to the net taxable income allocated by Carvana Group to Carvana Sub in respect of such convertible preferred units, and thus are expected to be calculated at a lower effective tax rate than tax distributions made in respect of the Class A Units and Class B Units. Additionally, the tax rates used to determine tax distributions will apply regardless of the actual final tax liability of any such member. We expect Carvana Group may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock and Class A Convertible Preferred Stock.

Exchange Rights. The LLC Operating Agreement provides that the LLC Unitholders other than Carvana Sub (and certain permitted transferees thereof) may, pursuant to the terms of the Exchange Agreement, exchange their LLC Units for shares of our Class A common stock or cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. As a holder exchanges its LLC Units, our interest in Carvana Group will be correspondingly increased. See “—Exchange Agreement.”

Issuance of LLC Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), our wholly owned subsidiary, Carvana Sub, will be required to acquire from Carvana Group a number of LLC Units equal to 1.25 times the number of shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Carvana Group or its subsidiaries, we will cause Carvana Sub to make, or be deemed to make, a capital contribution to Carvana Group equal to the aggregate value of such shares of Class A common stock, and Carvana Group will issue to Carvana Sub a number of LLC Units equal to 1.25 times the number of shares of Class A common stock we issued subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Carvana Group or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and Carvana Sub will be deemed to have sold directly to Carvana Group (or the applicable subsidiary of Carvana Group) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Carvana Group or its subsidiaries, on each applicable vesting date Carvana Sub will be deemed to have sold to Carvana Group (or such subsidiary) the number of vested shares at a price equal to the market price per share, Carvana Group (or such subsidiary) will deliver the shares to the applicable person, and Carvana Sub will be deemed to have made a capital contribution in Carvana Group equal to the purchase price for such shares in exchange for a number of LLC Units corresponding to the ratio of shares of Class A common stock to LLC Units.

Maintenance of Four-to-Five Ratio of Shares of Class A Common Stock and LLC Units Owned by Carvana Co. The LLC Operating Agreement requires that (1) we at all times maintain a ratio of 1.25 LLC Units owned by Carvana Sub for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities and subject to adjustment as set forth in the Exchange Agreement, and taking into account Carvana Sub’s 0.1% ownership interest in Carvana, LLC), and (2) Carvana Group at all times maintain a four-to-five ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by Carvana Sub.

Transfer Restrictions. The LLC Operating Agreement generally does not permit transfers of LLC Units by members, subject to limited exceptions. Any transferee of LLC Units that is admitted as a member of Carvana Group must assume all of the obligations of a transferring member with respect to the transferred units.

Dissolution. The LLC Operating Agreement provides that Carvana Group may be dissolved voluntarily only at the election of the manager. In addition to a voluntary dissolution, Carvana Group will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Carvana Group; (2) second, to pay debts and liabilities owed to creditors of Carvana Group, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Carvana Group (after accounting for the participation thresholds of outstanding Class B Units and as determined based on the number of vested LLC Units held by a member relative to the aggregate number of all outstanding vested LLC Units).

Confidentiality. Each member agrees to maintain the confidentiality of Carvana Group’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification and Exculpation. The LLC Operating Agreement provides for indemnification of the manager, members and officers of Carvana Group and their respective subsidiaries or affiliates. To the extent permitted by applicable law, Carvana Group will indemnify us, Carvana Sub as its manager, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, Carvana Sub, as the manager, and the authorized officers and other employees and agents of Carvana Group will not be liable to Carvana Group, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud or intentional misconduct.

Amendments. The LLC Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding LLC Units. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of Carvana Group may be amended without the consent of the manager.

Exchange Agreement

Pursuant to the Exchange Agreement, each LLC Unitholder other than Carvana Sub (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their LLC Units for shares of our Class A common stock or, at our election, for cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased. LLC Unitholders may exchange LLC Units for shares of our Class A common stock (or, at our election, for cash) at any time upon their election.

When an LLC Unitholder exchanges Class A Units and, if applicable, shares of Class B common stock, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock (the “Class A Common Stock Value”) multiplied by 0.8 times the number of Class A Units being exchanged. The Class A Common Stock Value will equal the average of the volume weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange.

Class B Units are subject to vesting and a participation threshold, and as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A Common Stock equal to the Class A Common Stock Value less the applicable participation threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the Class A Common Stock Value, subject to adjustment as set forth in the Exchange Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our Class A common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC.

General

Our amended and restated certificate of incorporation (our “certificate”) authorizes capital stock consisting of:

•	500,000,000 shares of Class A common stock, par value $0.001 per share;

•	125,000,000 shares of Class B common stock, par value $0.001 per share; and

•	50,000,000 shares of undesignated preferred stock, with a par value per share that may be established by the Board in the applicable certificate of designations.

As of April 19, 2022 we had 90,098,441 and 82,900,276 shares of our Class A common stock and Class B common stock issued and outstanding, respectively.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which have been filed with the SEC.

Certain provisions of our certificate and our amended and restated bylaws (our “bylaws”) summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock will vote together with holders of our Class B common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder; provided that each holder that, together with its affiliates (which, in the case of the Garcia Parties, includes each other Garcia Party), (1) beneficially owned 50% or more of the LLC Units immediately following the completion of the IPO and (2) as of the applicable record date or other date of determination maintains direct or indirect beneficial ownership of an aggregate of at least 25% of the outstanding shares of Class A common stock (determined assuming that each LLC Unit held by holders other than Carvana Sub were exchanged for Class A common stock), is entitled to ten votes for each share of Class B common stock held of record by such holder. As a result, because only the Garcia Parties met the 50% ownership threshold at the completion of the IPO, only the Garcia Parties are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. The Garcia Parties holding shares of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders when the Garcia Parties’ direct or indirect beneficial ownership of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is less than 25%. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Holders of Class A Units own 100% of our outstanding Class B common stock.

Preferred Stock

Under the terms of our certificate, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Forum Selection

Our certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against the company or any director or officer of the company that is governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Anti-Takeover Provisions

Our certificate, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. These provisions include:

Dual Class of Common Stock. As described above in “—Class A Common Stock “ and “—Class B Common Stock,” our certificate provides for a dual class common stock structure pursuant to which the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock), thereby giving the Garcia Parties the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and current investors, executives and employees with the ability to exercise significant influence over those matters.

Classified Board. Our certificate provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Our Board currently has six members.

Stockholder Action by Written Consent. Our certificate precludes stockholder action by written consent at any time the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock held of record on all matters submitted to a vote.

Special Meetings of Stockholders. Except as required by law, special meetings of our stockholders shall be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, (1) at any time when the Garcia Parties beneficially own any of our Class B common stock, special meetings of our stockholders shall also be called by our Board or the chairman of our Board at the request of the Garcia Parties and (2) at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, special meetings of our stockholders shall also be called by holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote on all matters to be voted on by stockholders generally, voting together as a single class. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, such advance notice procedure does not apply to the Garcia Parties. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies. Directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class. In addition, our certificate provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, either (1) upon the affirmative vote of a majority in voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class or (2) if no such appointment has been made by the tenth day following the occurrence of the vacancy, or if such shareholders holding a majority in voting power of all outstanding shares of capital stock notify our Board that no appointment shall be made, by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. At any time the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director.

Supermajority Approval Requirements. Our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate. For as long as the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. When the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate requires a greater percentage.

At any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply when holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote) in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations. We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the company for a three-year period. This provision may encourage companies interested in acquiring the company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that the Garcia Parties, and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than directors or stockholders acting in their capacity as our director or as a stockholder, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Carvana Co. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Carvana Co. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our Class A common stock is listed on the NYSE under the trading symbol “CVNA.”

PLAN OF DISTRIBUTION

We may sell our Class A common stock from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell our Class A common stock to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute our Class A common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of our Class A common stock, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•	the purchase price of shares of our Class A common stock or other consideration therefor and the proceeds, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional shares of Class A common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our Class A common stock may be listed.

Only underwriters named in a prospectus supplement will be underwriters of our Class A common stock offered by that prospectus supplement. Dealers and agents participating in the distribution of our Class A common stock may be deemed to be underwriters and compensation received by them on resale of our Class A common stock may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the shares of our Class A common stock for their own account and may resell the shares of our Class A common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of our Class A common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the shares of our Class A common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our Class A common stock offered by the prospectus supplement, other than the shares of our Class A common stock covered by any option to purchase additional shares of Class A common stock. If a dealer is used in the sale of the shares of our Class A common stock, we or an underwriter will sell the shares of our Class A common stock to the dealer, as principal. The dealer may then resell the shares of our Class A common stock to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell Class A common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our Class A common stock and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE may engage in passive market making transactions in our Class A common stock on the NYSE in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our Class A common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of our Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are investors in, or are partners in partnerships that are investors in, the issuer of Class A common stock. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospective supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of ADESA US AUCTION as of and for the year ended December 31, 2021, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 23, 2022, (as supplemented by the Proxy Statement Supplement filed on March 24, 2022) that we incorporate by reference in such Annual Report);

•

our Current Reports on Form 8-K filed on February  3, 2022, February 24, 2022 (with respect to Items 1.01 and 9.01 only) as amended by the Current Report on Form 8-K/A filed on February 25, 2022 (with respect to Items 1.01 and 9.01 only) and as further amended by the Current Report on Form 8-K/A filed on April 20, 2022, and March 22, 2022; and

•	the description of our Class A common stock set forth in Exhibit 4.9 of our Annual Report on Form 10-K for the year ended December 31, 2021.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the Class A common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Attn: Investor Relations Department

Phone: (480) 719-8809

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

$1,000,000,000

Carvana Co.

Class A Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Citigroup	J.P. Morgan

                , 2022